Exhibit 5.1

                              [Dechert Letterhead]

November 8, 2001


Rheometric Scientific, Inc.
One Possumtown Road
Piscataway, NJ 08854


Re: 1,429,644 Shares of Common Stock, as described in the Registration Statement on Form S-3 (Registration No. 333-70978)

Ladies and Gentlemen:

We have acted as counsel to Rheometric Scientific, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 1,429,644 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), pursuant to the above-referenced registration statement (the "Registration Statement").

We have participated in the preparation of the Registration Statement and examined such corporate records and documents, certificates of officers and matters of law as we have considered appropriate to enable us to give this opinion. In making our examination we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus contained therein under the caption "Legal Matters." In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or under the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,


/s/ Dechert